Exhibit 99.1

CIT Declares Quarterly Dividend

Board approves common stock repurchase plan

NEW YORK -- CIT Group Inc. (NYSE: CIT) today announced that its board of directors has declared a quarterly cash dividend of $0.15 per common share on its outstanding common stock. The common stock dividend is payable on Aug. 25, 2017 to common shareholders of record as of Aug. 11, 2017.

The CIT Board also authorized the repurchase of up to $225 million of common stock, which includes $25 million related to employee stock ownership plans, through June 30, 2018. The authorization is consistent with CIT’s 2017 capital plan, which received a non-objection from the Federal Reserve.

About CIT
Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $63 billion in assets as of March 31, 2017. Its principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender), has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A.

Contacts

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
212-771-6008	973-740-5058
Gina.Proia@cit.com	Barbara.Callahan@cit.com